Exhibit 8.1

Subsidiaries as of June 1, 2006	Country of Incorporation	Trading Name
Communications Performance Analysis division
Spirent Communications Inc: Calabasas, California, USA Eatontown, New Jersey, USA Honolulu, Hawaii, USA Sunnyvale, California, USA	Delaware, USA	Spirent Communications
Spirent Communications of Ottawa Ltd	Canada	Spirent Communications
Spirent Communications (SW) Ltd	England	Spirent Communications
Spirent Communications (India) Pvt Limited	India	Spirent Communications
Spirent Communications (Asia) Limited	Hong Kong	Spirent Communications
Spirent Communications Technology (Beijing) Limited*	PRC	Spirent Communications
QuadTex Systems, Inc.	Texas, USA	QuadTex
SwissQual Holding AG	Switzerland	SwissQual
Service Assurance division
Spirent Communications of Rockville, Inc.	Delaware, USA	Spirent Communications
Spirent Communications (International) Ltd.*	England	Spirent Communications
Spirent Communications Ltd	England	Spirent Communications
Spirent Communications (Scotland) Ltd*	England	Spirent Communications
Systems
PG Drives Technology Ltd	England	PG Drives Technology
PG Drives Technology Inc	Delaware, USA	PG Drives Technology
Financial
Spirent BV	The Netherlands	Non-Trading
Spirent Holdings Corporation	Delaware, USA	Non-Trading

        This list of subsidiaries omits certain subsidiaries that, in the aggregate, would not be a "significant subsidiary" as of December 31, 2005. All shareholdings in the companies are held indirectly by Spirent Communications plc, except where indicated by an asterisk (*) where the shareholding is held directly by Spirent Communications plc.